UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2009
Date of Report (Date of earliest event reported)

OMNICITY, CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52827 (Commission File Number)	98-0512569 (IRS Employer Identification No.)

807 South State Rd 3, Rushville, Indiana (Address of principal executive offices)	46173 (Zip Code)

(317) 903-8178
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities

Effective on November 10, 2009, we completed a non-brokered private placement pursuant to which we issued from treasury to 1 subscriber a total of 4,000,000 Units at a subscription price of $0.35 per unit for proceeds of $1,400,000. Each unit consisted of one share of common stock and one-half of one share purchase warrant. Each whole warrant entitles the holder to acquire an additional share of common stock at an exercise price of $0.50 per share until November 10, 2011. We relied on exemptions from registration under the Securities Act provided by Rule 506 for U.S. accredited investors based on representations and warranties provided by the subscriber in his subscription agreement entered into between the subscriber and the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on November 10, 2009, the Board of Directors of the Company accepted the consent of Richard H. Reahard to serve as a Director of the Company.

Mr. Reahard is a Carmel, Indiana native. Mr. Reahard earned his BS in Business Administration from Indiana University in 1971 and his MBA from Butler University in 1975. He was involved in sales and marketing for 35 years. Mr. Reahard was President of Telecom Resource, Inc from 1993 to December 31, 2004.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current officers and directors are as follows:

Name	Position
Richard Beltzhoover	Chairman of the Board, Director
Greg Jarman	President, CEO, Director
Don Prest	Chief Financial Officer, Director
David Bradford	Chief Operating Officer, Director
Paul Brock	Director
Robert Pearson	Director
William Herdrich	Director
Richard Reahard	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICITY, CORP.
Date: November 10, 2009	/s/Donald M. Prest Name: Donald M. Prest Title: Chief Financial Officer and a Director

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